Exhibit 99.a.1.iii.

AMENDMENT NO. 2 TO THE AMENDED AND RESTATED

AGREEMENT AND DECLARATION OF TRUST OF UBS RELATIONSHIP FUNDS

Pursuant to Article X, Section 10.3 of the Amended and Restated Agreement and Declaration of Trust dated April 23, 2003, as amended March 6, 2008 (the “Declaration”) of UBS Relationship Funds (the “Trust”), the undersigned Trustees of the Trust hereby amend the Declaration as set forth below:

1.              Article II, Section 2.5(a)

Section 2.5(a) of the Declaration is deleted in its entirety and replaced with the following (additions appear as underlined text):

(a)                                 Regular meetings of the Trustees may be held without call or notice at a time and place fixed by the By-Laws or by resolution of the Trustees.  Notice of any other meeting shall be given not later than 72 hours preceding the meeting by United States mail or by electronic transmission to each Trustee at his business address as set forth in the records of the Trust or otherwise given personally not less than 24 hours before the meeting but may be waived in writing by any Trustee either before or after such meeting. Notwithstanding any other requirement herein, upon the occurrence (or potential or anticipated possible occurrence) of any one or more of the events specified in Form N-CR affecting a series of the Trust that operates as a money market fund pursuant to Rule 2a-7 under the 1940 Act, an officer of the Trust may call a special meeting of the Board of Trustees in connection with such event no sooner than four hours after providing notice of the time, date and place of the meeting by electronic mail and telephone to the Trustees at their last known electronic mail addresses and telephone numbers. The attendance of a Trustee at a meeting shall constitute a waiver of notice of such meeting except where a Trustee attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting has not been lawfully called or convened.

2.              The Trustees have determined that the foregoing amendment to Article II, Section 2.5(a) of the Declaration is necessary and appropriate and may be made by the Board of Trustees of the Trust without the vote or consent of Holders in accordance with Article X, Section 10.3 of the Declaration and under the terms of the Investment Company Act of 1940, the DSTA or another applicable law.

3.              This amendment has been duly adopted by the Trustees.

4.              All other provisions of the Declaration shall remain in full force and effect.

IN WITNESS WHEREOF, the Trustees named below do hereby make and enter into this amendment to the Declaration as of the 5th day of June, 2015.

Adela Cepeda
UBS Relationship Funds Trustee

John Murphy
Trustee of UBS Relationship Funds

Frank Reilly
Trustee of UBS Relationship Funds

Edward Roob
Trustee of UBS Relationship Funds

Abbie Smith
Trustee of UBS Relationship Funds

J. Mikesell Thomas
Trustee of UBS Relationship Funds

THE PLACE OF BUSINESS OF THE TRUST IS:

ONE NORTH WACKER DRIVE

CHICAGO, ILLINOIS 60606